Filed Pursuant to Rule 424(B)(3)
                                                     Registration No. 333-109355

                              PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED OCTOBER 20, 2003)

                             ON2 TECHNOLOGIES, INC.
                 RELATING TO RESALES BY SELLING STOCKHOLDERS OF
       SHARES OF COMMON STOCK, PAR VALUE $0.01, OF ON2 TECHNOLOGIES, INC.


      This document supplements our prospectus dated October 20, 2003, relating to the offering for resale of On2 Technologies, Inc.'s common stock, par value $0.01, and shares of our common stock issuable upon conversion of the certain convertible preferred stock and warrants. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling stockholders to prospective purchasers along with this prospectus supplement. The information contained herein was furnished to us by each selling stockholder on or before July 12, 2004.

      Our common stock (the "Common Stock"), par value $0.01, currently trades on the American Stock Exchange under the symbol "ONT." The closing price of our Common Stock on the American Stock Exchange was $1.01 per share on July 12, 2004.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

      The date of this prospectus supplement is July 13, 2004.

      The information in this prospectus supplement replaces and supersedes in its entirety the information set forth in the table appearing under the heading "Selling Stockholders" in the prospectus (the "Prospectus"), dated October 20, 2003. Travelers Indemnity Company, which was previously listed under the Selling Stockholders section of the Prospectus, did not sell, pursuant to the registration statement on Form S-3 (Registration No. 333-109355) (the "Registration Statement") filed in connection with the Prospectus, any of the shares of Common Stock issuable upon conversion of our Series C-V preferred shares and listed in the Prospectus. Travelers Indemnity Company is no longer listed as a Selling Stockholder seeking to register shares of Common Stock for resale hereunder. Y.M. Fok, who was previously listed under the Selling Stockholders section of the Prospectus, sold all 392,911 shares of Common Stock offered for resale by him under the Registration Statement and is no longer listed as a Selling Stockholder hereunder.

                                                                               NUMBER OF SHARES OF
                                 NUMBER OF SHARES OF                              COMMON STOCK
                                     COMMON STOCK                              BENEFICIALLY OWNED    PERCENTAGE OF CLASS
                                  BENEFICIALLY OWNED      NUMBER OF SHARES        FOLLOWING THE         FOLLOWING THE
        SELLING STOCKHOLDER       PRIOR TO OFFERING        BEING OFFERED            OFFERING             OFFERING(1)
-----------------------------  -----------------------  -------------------  ----------------------  --------------------
Abanat Limited                      9,050,930  (2)          4,820,342  (3)            4,230,588              5.3%

Travelers Insurance Company         6,578,054  (4)(5)       5,357,143  (6)            1,220,911              1.6%

Mike Kopetski                         250,000  (7)             60,000  (8)                    0               -- (13)

Claude Charles                        275,841  (9)            266,667  (10)               9,174               -- (13)

Kevin Lahart                           12,500  (11)            12,500  (12)                   0               -- (13)

(1) Assumes that all shares held by selling stockholders that are being offered pursuant to this prospectus will be sold. Also assumes the conversion and exercise of all shares of preferred stock and warrants convertible into common stock, if any, held by the selling stockholders.

(2) Includes 4,838,958 shares of Common Stock, consisting of 4,450,759 shares of Common Stock and 388,199 shares of Common Stock that may be issued upon the conversion of preferred stock, 1,979,829 shares of Common Stock that may be issued upon the exercise of outstanding warrants, and 2,232,143 shares of Common Stock underlying convertible debentures. H.E. Abdul Aziz Al-Sulaiman exercises investment and voting control over all of Common Stock owned by Abanat Limited. By virtue of such control, H.E. Abdul Aziz Al-Sulaiman may be deemed to beneficially own the outstanding Common Stock beneficially owned by Abanat Limited.

(3) Includes 2,588,199 shares of Common Stock and 2,232,143 shares of Common Stock underlying convertible debentures.

(4) The Travelers Insurance Company is not a registered broker-dealer. The Travelers Insurance Company is currently affiliated with certain broker-dealers that are also subsidiaries of Citigroup Inc. ("Citigroup"). The Travelers Insurance Company purchased the shares of Common Stock being registered in the ordinary course of business. At the time of such purchase, The Travelers Insurance Company did not have any agreements, understandings, or arrangements with any persons, either directly or indirectly, to distribute the shares. Jack
L. Rivkin, who served as a director of On2 from May 1997 to September 2002, was Executive Vice President of Citigroup Investments Inc., a subsidiary of Citigroup, until December 31, 2001.

(5) The Travelers Insurance Company beneficially owns 6,578,054 shares of Common Stock, consisting of 6,578,054 shares of Common Stock that may be issued upon the conversion of Series A and Series C-VI preferred shares and upon the exercise of Series C-VI warrants. The Travelers Insurance Company is a reporting company under the Securities Exchange Act of 1934, but has no publicly-traded shares outstanding. The Travelers Insurance Company is an indirect wholly-owned subsidiary of Citigroup. No individual or group has voting and/or investment control over the shares held by The Travelers Insurance Company.

(6) Includes 5,357,143 shares of Common Stock underlying Series C-VI warrants.

(7) Mike Kopetski beneficially owns 250,000 shares of Common Stock, consisting of 80,000 shares of Common Stock, 90,000 shares of Common Stock underlying options to purchase Common Stock at an exercise price of $1.45 that expire on October 9, 2013, 50,000 shares of Common Stock underlying options to purchase Common Stock at an exercise price price of $1.39 that expire on November 14, 2013, and 30,000 shares of Common Stock underlying a warrant to purchase Common Stock (the "Kopetski Warrant") issued to Mr. Kopetski by the Company on December 6, 2002 as payment for consulting services rendered by Mr. Kopetski to the Company. The Kopetski Warrant has a three-year term and an exercise price of $0.30. Mr. Kopetski is a director of the Company.

(8) Includes 30,000 shares of Common Stock and 30,000 shares of Common Stock underlying the Kopetski Warrant.

(9) Mr. Charles beneficially owns 275,841 shares of Common Stock, consisting of 9,174 shares of Common Stock and 266,667 shares of Common Stock underlying warrants to purchase Common Stock.

(10) Includes a warrant to purchase 266,667 shares of Common Stock at a price of $1.68 per share expiring on January 29, 2006.

(11) Mr. Lahart beneficially owns 12,500 shares of Common Stock underlying a warrant (the "Lahart Warrant") to purchase Common Stock at a price of $0.39 per share issued to Mr. Lahart on February 1, 2002 and expiring on January 31, 2005.

(12) Includes 12,500 shares of Common Stock underlying the Lahart Warrant.

(13) Less than one percent.